KPMG LLP
Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MoA Funds Corporation:

We consent to the use of our report dated February 26, 2026, with respect to the financial statements of MoA Funds Corporation, comprising the MoA Equity Index Fund, MoA All America Fund, MoA Small Cap Value Fund, MoA Small Cap Growth Fund, MoA Small Cap Equity Index Fund, MoA Mid Cap Value Fund, MoA Mid Cap Equity Index Fund, MoA Mid Cap Growth Fund, MoA International Fund, MoA Catholic Values Index Fund, MoA US Government Money Market Fund, MoA Intermediate Bond Fund, MoA Core Bond Fund, MoA Retirement Income Fund, MoA Clear Passage 2020 Fund, MoA Clear Passage 2025 Fund, MoA Clear Passage 2030 Fund, MoA Clear Passage 2035 Fund, MoA Clear Passage 2040 Fund, MoA Clear Passage 2045 Fund, MoA Clear Passage 2050 Fund, MoA Clear Passage 2055 Fund, MoA Clear Passage 2060 Fund, MoA Clear Passage 2065 Fund, MoA Clear Passage 2070 Fund, MoA Balanced Fund, MoA Conservative Allocation Fund, MoA Moderate Allocation Fund, MoA Aggressive Allocation Fund, (collectively, the “Funds”), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 27, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.